Report of Independent Accountants




To the Board of Directors
and Shareholders of
Southern BancShares (N.C.), Inc.


In our opinion, the consolidated statements of income, of cash flows and of changes in shareholders' equity for the year ended December 31, 1994 present fairly, in all material respects, the results of operations and cash flows of Southern BancShares (N.C.), Inc. and its subsidiary for the year ended
December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Southern BancShares (N.C.), Inc. for any period subsequent to December 31, 1994.

As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for investments in 1994.


PRICE WATERHOUSE LLP
Raleigh, North Carolina
February 24, 1995